ARC Group Worldwide 10-K

Exhibit 10.23

LOAN TERMINATION AGREEMENT

THIS LOAN TERMINATION AGREEMENT (this “Agreement”) is made as of the date set forth on the signature page below by and between ARC Group Worldwide, Inc., a Utah corporation (referred to herein as “ARC” and the “Company”), FloMet LLC, a Delaware limited liability company and subsidiary of ARC (“FloMet”) and Robert L. Marten, the President and Chief Executive Officer of FloMet (the “Executive” and together with the Company and FloMet, the “Parties”).

WHEREAS, the Executive entered into a Promissory Note with FloMet, dated as of July 1, 2011 (the “Promissory Note”);

WHEREAS, the principal stated upon the Promissory Note represented the balance of the purchase price remaining due and payable as of as of July 1, 2011 with respect to certain membership interests which the Executive had acquired from FloMet through transactions which had originated in 2006 (the “FloMet Membership Interests”);

WHEREAS, the Executive, upon the acquisition of FloMet by Quadrant Metals Technologies LLC (“QMT”) received membership interests in QMT (the “QMT Membership Interests”) as consideration for the FloMet Membership Interests;

WHEREAS, effective August 8, 2012, ARC acquired all of the membership interests of QMT pursuant to a Membership Interest Purchase Agreement (the “QMT Acquisition Agreement”);

WHEREAS, the QMT Acquisition Agreement included the acquisition of QMT’s subsidiary FloMet;

WHEREAS, as a result of the acquisition of QMT by ARC, the Executive was issued 83,941 shares of ARC common stock (the “Exchange Consideration Shares”) in exchange for the QMT Membership Interests which had been subject to the continuing terms of the Promissory Note; and

WHEREAS, The Executive has since the date of inception of the transactions giving rise to the Promissory Note paid an aggregate of $258,327 in respect of the Promissory Note and its predecessor arrangements, including interest thereon at the rate of 5% per annum; and as of the date hereof $272,463 remains as outstanding principal upon the Promissory Note, reflecting remaining payments due in respect of 44,159 shares of the Exchange Consideration Shares (the “Lien Shares”), as calculated by reference to the publicly quoted closing price per share of the Company’s Common Stock on the Nasdaq Stock Market on September 24, 2013.

WHEREAS, the Parties have determined to terminate the Promissory Note.

ARC Group Worldwide, Inc. – Loan Termination Agreement

NOW, THEREFORE, the Parties agree as follows:

1.                  Promissory Note Termination. The Promissory Note is hereby terminated and is deemed null and void in all respects as of the date hereof. Any and all remaining and unpaid amounts due, payable or otherwise owed to the Company by the Executive pursuant to the terms of the Promissory Note as of the date hereof, including all outstanding principal and interest thereof, are hereby cancelled.

2.                  Stock Forfeiture. The Parties hereto agree that the Executive shall retain any and all of the Exchange Consideration Shares for purposes of incentive for retention of employment of the Executive by FloMet, provided, however, that the Executive’s ownership of such portion of the Exchange Consideration Shares constituting the Lien Shares shall be subject to forfeiture if Executive does not remain an employee at the end of each Company fiscal year at June 30, 2014, June 30, 2015 and June 30, 2016 (respectively, the “Vesting Dates”). The Parties hereby agree that the Lien Shares shall vest and become free of risk of forfeiture in an amount equal to one-third (1/3) of the total amount of Lien Shares on each of the respective Vesting Dates, so long as the Executive remains employed on such date by ARC, FloMet or any direct or indirect subsidiary or affiliated company thereof (an “ARC Employee”). The value of any and all Lien Shares released from risk of forfeiture shall be construed as additional compensation paid to the Executive and netted against the gross cash bonus the Executive would have otherwise been entitled to receive with respect to each such fiscal year. Should the Executive cease to be an ARC Employee (other than for reasons of death, disability or “good reason”) any and all unvested Lien Shares shall be forfeited and promptly tendered by the Executive to the Company for cancellation. The Executive hereby agrees to promptly tender to the Company for cancellation any and all certificates representing unvested Lien Shares, together with a stock power duly executed, if Executive is not an ARC Employee on any such Vesting Date. Upon forfeiture, no payment or other consideration of any nature or kind shall be due or payable to the Executive with respect to the tender and cancellation thereof.

3.                  Definitions.

“Good Reason” shall exist, other than pursuant to termination for “Cause” as defined below, if (i) the Company imposes a material reduction in salary, benefits or role of the Executive without his prior written consent; or (ii) the Company relocates Executive’s principle reporting location more than 75 miles away from the Executive’s current reporting location in Deland, Florida.

“Cause” shall mean (i) the conviction of Executive of a felony, (ii) the commission by Executive of an act of fraud or embezzlement involving assets of the Company or its shareholders, customers, suppliers or affiliates, (iii) a willful breach or habitual neglect of Executive’s duties which he is required to perform under lawful and reasonable direction of the Company’s Chief Executive Officer and which causes material harm to the Company’s business, (iv) refusal to timely produce any and all documentation related to the Company’s business to the Chief Executive Officer upon request therefore, which refusal causes material harm to the Company’s business; or (v) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has a material adverse effect on the Company and any of its subsidiaries.

ARC Group Worldwide, Inc. – Loan Termination Agreement

4.                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of State of Delaware.

5.                  Entire Agreement. This Agreement constitutes the complete agreement of the Parties with respect to the subject matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Agreement. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by both Parties.

6.                  Notices, Payments and Deliveries. Notices shall be given by certified or registered mail or personally or by courier at the respective addresses on record with the Company.

7.                  Miscellaneous. The terms of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Agreement may be executed in counterparts, each of which when so executed and delivered by fax, scan or any other means of electronic reproduction shall be an original for all purposes, and all such counterparts shall together constitute one and the same instrument. Each Party has participated in the negotiation of this Agreement and nothing herein shall be construed against either Party as the draftsperson. There are no third party beneficiaries.

[Signature Page Follows]

ARC Group Worldwide, Inc. – Loan Termination Agreement

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the 25th day of September 2013.

EXECUTIVE

By:	/s/ Robert Marten
Name:	Robert Marten

ARC GROUP WORLDWIDE, INC.

By:	/s/ Jason Young
Name:	Jason Young
Title:	Chief Executive Officer

FLOMET LLC

By:	/s/ Norma Caceres
Name:	Norma Caceres
Title:	Chief Financial Officer